Exhibit 14.1

January 2004

Code of Business Conduct and Ethics

Purpose and Scope

Since its founding in 1997, LNR Property Corporation has insisted that all its employees maintain the highest level of integrity in their dealings with and on behalf of the Company, including dealings with its banks, with its securityholders and with others from whom the Company obtains financing.

This Code of Business Conduct and Ethics (“Code”) is intended to document the principles of conduct and ethics to be followed by the Company’s directors, officers and employees, including its principal financial officer and its principal accounting officer. Its purpose is to:

•	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•	Promote full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company,

•	Promote compliance with applicable governmental rules and regulations,

•	Provide guidance to directors, officers and employees to help them recognize and deal with ethical issues,

•	Provide mechanisms to report unethical conduct, and

•	Help foster a culture of honesty and accountability.

The Company will expect all its directors, officers and employees to comply at all times with the principles in this Code. A violation of this Code by an employee is grounds for disciplinary action up to and including discharge and possible legal prosecution.

Fair Dealing

•	Each employee will at all times deal fairly with the Company’s customers, suppliers, competitors and employees. While we expect our employees to try hard to advance the interests of the Company, we expect them to do so in a manner that is consistent with the highest standards of integrity and ethical dealing.

•	No employee is to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts, or any other unfair-dealing practice.

Compliance with Laws, Rules and Regulations (Including Insider Trading Laws)

•	Employees must at all times comply in all material respects with all applicable laws, rules and regulations.

•	Directors, officers and employees are required to comply with the Company’s Policy Regarding Non-Public Information, and with all other policies applicable to them that are adopted by the Company from time to time.

•	All employees must cooperate fully with the people responsible for preparing reports filed with the Securities and Exchange Commission and all other materials that are made available to the investing public to make sure those people are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

Conflicts of Interest

•	Directors, officers and employees must do everything they reasonably can to avoid conflicts of interest or the appearance of conflicts of interest.

•	A “conflict of interest” occurs when an individual’s private interest is different from the interests of the Company as a whole. Conflict situations include:

(1)	When a director, officer or employee, or a member of his or her family, will benefit personally from something the director, officer or employee does or fails to do that is not in the best interests of the Company,

(2)	When an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively, and

(3)	When an employee, officer or director, or a member of his or her family, receives personal benefits from somebody other than the Company as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

•	An individual’s private interest will not create a conflict of interest if the private interest is in no way material to the individual (such as ownership of a small number of shares of a publicly traded company with which the Company engages in transactions).

•	If a conflict of interest becomes unavoidable, a director or the principal executive officer will promptly report the conflict of interest to the Board, an officer other than the principal executive officer will promptly report the conflict of interest to the principal executive officer and any other employee will promptly report the conflict of interest to his or her supervisor. In each instance the director, officer or employee will work with the person or persons to whom a conflict of interest is reported to devise an arrangement by which (1) that person or those persons (or their designee) will monitor the situation which creates, or gives the appearance of creating, a conflict of interest, (2) the director, officer or employee who has a conflict will, to the fullest extent possible, be kept out of any decisions that might be affected by the conflict of interest, (3) arrangements will be made to ensure that the director, officer or employee will not profit personally from the situation that causes the conflict of interest, and (4) every reasonable effort will be made to eliminate the conflict of interest as promptly as possible.

Corporate Opportunities

•	No director, officer or employee will:

1)	take for himself or herself personally any opportunity of which he or she becomes aware, or to which he or she obtains access, through the use of corporate property, information or position;

2)	make it possible for somebody other than the Company to take advantage of an opportunity in any of the Company’s areas of business of which the director, officer or employee becomes aware in the course of his or her activities on behalf of the Company, unless the Company has expressly decided not to attempt to take advantage of the opportunity;

3)	otherwise use corporate property, information, or position for personal gain; or

4)	compete with the Company generally or with regard to specific transactions or opportunities.

•	Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Confidentiality

•	Directors, officers and employees must maintain the confidentiality of all information entrusted to them by the Company or its customers that is treated by them as confidential, except when disclosure is authorized by the Company or legally mandated

•	Confidential information includes all information that may be of use to the Company’s competitors, or that could be harmful to the Company or its customers, if disclosed.

•	Directors, officers and employees will comply with all confidentiality policies adopted by the Company from time to time, and with confidentiality provisions in agreements to which they or the Company are parties.

Protection and Proper Use of Company Assets

•	Directors, officers and employees will in all practicable ways protect the Company’s assets and ensure their efficient use.

•	Directors, officers and employees will use the Company’s assets only for the Company’s legitimate business purposes.

Change in or Waiver of the Code

•	Any waiver of any provision of this Code must be approved

•	With regard to any director or officer, by the Board of Directors, or if a significant number of its members will be personally affected by the waiver, by a committee consisting entirely of directors who will not be personally affected by the waiver.

•	With regard to any employee who is not an officer of the Company, by the employee’s supervisor or such other person as is designated by the chief executive officer of the Company.

•	No waiver of any provision of this Code with regard to a director or officer will be effective until that waiver has been reported to the person responsible for the preparation and filing of the Company’s reports on Form 8-K (or any successor to that form) in sufficient detail to enable that person to prepare a report on Form 8-K containing any required disclosure with regard to the waiver. The Company will promptly disclose on Form 8-K, by means of the filing of such form and dissemination by the Internet or by other electronic means, any change in or waiver of the Code.

•	Any waiver of provisions of this Code will be reported in filings with the Securities and Exchange Commission and otherwise reported to the Company’s stockholders to the full extent required by the rules of the Securities and Exchange Commission and by any applicable rules of any securities exchange or securities quotation system on which the Company’s securities are listed or quoted.

Reporting

•	Directors, officers and employees must report promptly any violations of this Code (including any violations of the requirement of compliance with law). Failure to report a violation can lead to disciplinary action against the person who failed to report the violation which may be as severe as the disciplinary action against the person who committed the violation.

•	Normally, a possible violation of this Code by an employee other than an officer of the Company should be reported to the supervisor of the employee who commits the violation. However, any employee may report any possible violation to the general counsel of the Company.

•	A possible violation of this Code by a director or an officer of the Company should be reported to the general counsel of the Company. If an employee believes that in a particular situation it would not be appropriate to report a possible violation by a director or officer to the general counsel, the employee may report the possible violation to the principal executive officer of the Company, to the Chairman of the Audit Committee of the Company’s Board of Directors, or to any other officer or director of the Company to whom the employee believes it would be appropriate to report the possible violation.

•	The identity of the employee who reports a possible violation of this Code by another employee will be kept confidential, except to the extent the employee who reports the possible violation consents to be identified or the identification of that employee is required by law.

•	Possible violations may be reported orally or in writing and may be reported anonymously.

•	The Company will not allow retaliation for reports of possible violations made in good-faith.

Determinations regarding compliance

•	If a possible violation is reported, the person to whom it is reported will determine whether (a) the report is factually accurate, and (b) the situation that is the subject of the report constitutes a violation of this Code.

•	If the person to whom a possible violation is reported is a person other than the general counsel or the Chairman of the Audit Committee, the person to whom the possible violation is reported will report to the general counsel that person’s conclusion as to whether there is or was a violation, and if the person concluded that there is or was a violation, the remedial action that has been taken and any further remedial action that the person recommends. If the general counsel agrees with the determination as to whether there was a violation, and agrees that the remedial action that has been taken is sufficient, nothing further need be done. If the general counsel determines that further remedial action (which may or may not be the further remedial action recommended by the person to whom the possible violation was reported) is required, the general counsel will cause, or will request that the chief executive officer cause, that further remedial action to be taken.

•	If the person to whom a possible violation is reported is the general counsel, and if the general counsel determines that there is or was a violation, the general counsel will cause, or will request that the chief executive officer cause, appropriate action to be taken to (a) terminate as soon as possible the situation that constituted a violation, (b) ensure that the Company is not injured by the violation, and (c) if the general counsel deems it appropriate, discipline the individual or individuals for violating this Code.

•	If the general counsel determines that a director or officer has violated this Code, the general counsel must report to the Audit Committee the nature of the violation, the director or officer involved, and the remedial action that has been taken or is being taken. The general counsel may report to the Audit Committee any violation by a person other than an officer or director.

•	If the person to whom a possible violation is reported is the Chairman of the Audit Committee or a director or officer other than the general counsel, that person will take the steps that person deems appropriate to cause it to be determined as promptly as practicable whether (a) the report is factually accurate, and (b) the situation that is the subject of the report constitutes a violation of this Code, and if it is determined that there is or has been a violation, to cause appropriate remedial action to be taken.

Terms used in this Code

•	Any reference in this Code to the Company or to an employee of the Company is to LNR Property Corporation and all its subsidiaries.

•	Any reference in this Code to a director or officer of the Company is to a director or officer of LNR Property Corporation. It does not refer to a person who may be an officer of a subsidiary unless the person in fact functions as an officer of LNR Property Corporation, because the person is regularly involved in setting policy for LNR Property Corporation and its subsidiaries. For the purposes of this Code, a person who is an officer of a subsidiary will be treated as an employee, but not an officer, of the Company.

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